Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports Fourth Quarter Financial Results

Fairfield, Calif. (October 4, 2006) — Copart, Inc. (NASDAQ: CPRT) the largest provider of vehicle salvage disposition services in the United States, today reported results for the fourth quarter and fiscal year ended July 31, 2006.

During the three months ended July 31, 2006, revenue and income from continuing operations were $137.2 million and $30.8 million, respectively.  This represents a growth in revenue of $26.6 million or 24% and a growth in income from continuing operations of $5.7 million or 23% over the same quarter last year.  Fully diluted earnings per share (EPS) from continuing operations for the three months were $.33 compared to $.27 last year, an increase of 22%.

For the fiscal year ended July 31, 2006, revenue and income from continuing operations were $528.6 million and $112.7 million, respectively.  This represents a growth in revenue of $80.8 million or 18% and a growth in income from continuing operations of $10.8 million or 11% over the same period last year.  Fully diluted earnings per share (EPS) from continuing operations for the fiscal year were $1.21 compared to $1.10 for the same period last year, an increase of 10%.  Including the loss of $.17 per share from discontinued operations, fully diluted EPS for the fiscal year ended July 31, 2006 was $1.04, a decrease of $.06, or 5%.

Salvage same store sales, sales from stores owned or open more than twelve months, increased by 21% and 16% for the three and twelve months ended July 31, 2006, respectively.  Excluding the incremental revenue generated by the hurricanes, the growth in same store sales would have been 11% for both the three and twelve months ended July 31, 2006.

The operating results for the quarter and the twelve-month period were adversely affected by incremental costs incurred as a result of hurricanes Katrina and Rita.  These additional inventory-type costs, characterized as “abnormal” and charged to yard operations costs, were approximately $2.1 million and $14.1 million for the three and twelve months ended July 31, 2006, respectively.  These costs include the additional subhauling, payroll, equipment and facilities expenses directly related to the operating conditions created by the hurricanes and will continue.  These costs do not include normal expenses associated with the increased unit volume created by the hurricanes, which are deferred until the sale of the units and are recognized as vehicle pooling costs on the balance sheet.  At the end of the quarter, approximately 28% of the incremental salvage vehicles received as a result of the hurricanes remained unsold and in inventory.  We expect the majority of these vehicles to be disposed in the next two quarters.  The processing of the hurricane vehicles has had and may continue to have a negative impact on gross and operating margin percentages.

On Thursday, October 5, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrznxzzzvsrddn.   A replay of the call will be available through October 11, 2006 by calling (888) 203-1112.  Use confirmation code #9542186.

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles through a completely virtual auction-style trading platform, principally to licensed dismantlers, rebuilders and used vehicle dealers.

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000

Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made.  The Company operates 122 facilities in the United States and Canada.  It also provides services in other locations through its national network of independent salvage vehicle processors.

NOTE: This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. We expect our gross margins and operating margins to continue to be adversely affected until we have sold the incremental salvage vehicles obtained as a result of hurricanes Katrina and Rita.  We expect to sell the majority of the unsold hurricane-related vehicles within the next two quarters based on management’s operational assumptions including, among other things, that the Gulf Coast region will not experience additional adverse weather events, including any hurricanes during the 2006 hurricane season.  Our business has become increasingly reliant on proprietary and non-proprietary technologies, and it is difficult to forecast with accuracy what impact these changes in our business model will have.  We depend on a limited number of major suppliers of salvage vehicles.  If we are unable to maintain these supply relationships, our revenues and operating results would be adversely affected. In addition, our revenues, operating results, financial condition, and growth rates are subject to numerous other risks, including our ability to complete and integrate new acquisitions, environmental and regulatory risks, and the other factors described under the caption “Factors That May Effect Future Results” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We encourage investors to review these disclosures carefully.

Contact:                                   Simon Rote, Vice President of Finance
(707) 639-5000

Copart, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three months ended July 31,		Twelve months ended July 31,
	2006	2005	2006	2005

Revenues	$137,220	$110,576	$528,571	$447,731

Operating costs and expenses:
Yard operations	74,244	59,300	298,023	245,666
General and administrative	15,779	13,675	58,986	45,629
Total operating expenses	90,023	72,975	357,009	291,295
Operating income	47,197	37,601	171,562	156,436

Other income (expense):
Interest income, net	2,724	1,816	8,110	4,848
Other income, net	136	622	1,634	3,312
Equity in losses of unconsolidated investment	(4,357)	—	(6,784)	—
Total other income (expense)	(1,497)	2,438	2,960	8,160
Income from continuing operations before income taxes	45,700	40,039	174,522	164,596
Income taxes	14,912	14,940	61,862	62,772
Income from continuing operations	30,788	25,099	112,660	101,824
Discontinued operations:
Income (loss) from discontinued operations, net of income tax effects	785	(110)	(15,713)	293
Net income	$31,573	$24,989	$96,947	$102,117
Earnings per share-basic
Income from continuing operations	$0.34	$0.28	$1.24	$1.13
Income (loss) from discontinued operations	0.01	(0.00)	(0.17)	0.00
Basic net income per share	$0.35	$0.28	$1.07	$1.13
Weighted average shares outstanding	90,398	90,267	90,372	90,162

Earnings per share-diluted
Income from continuing operations	$0.33	$0.27	$1.21	$1.10
Income (loss) from discontinued operations	0.01	0.00	(0.17)	0.00
Diluted net income per share	$0.34	$0.27	$1.04	$1.10
Weighted average shares and dilutive potential common shares outstanding	92,828	93,257	92,925	92,984

Copart, Inc.

Consolidated Balance Sheets
(in thousands)
(Unaudited)

	July 31, 2006	July 31, 2005
ASSETS

Current assets:

Cash and cash equivalents	$126,590	$252,548
Short-term investments	148,725	—
Accounts receivable, net	99,959	89,002
Vehicle pooling costs	29,148	25,983
Income taxes receivable	2,064	—
Prepaid expenses and other assets	4,864	6,274
Assets held for sale	—	28,730
Total current assets	411,350	402,537
Property and equipment, net	341,943	286,566
Intangibles, net	1,874	1,308
Goodwill	112,291	93,276
Deferred income taxes	5,137	—
Land purchase options and other assets	22,110	9,841
Total assets	$894,705	$793,528

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$60,644	$56,965
Deferred revenue	15,372	12,477
Income taxes payable	—	7,248
Deferred income taxes	7,191	3,295
Other current liabilities	126	126
Total current liabilities	83,333	80,111
Deferred income taxes	—	2,878
Other liabilities	1,402	1,160
Total liabilities	84,735	84,149
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value - 180,000 shares authorized; 90,445 and 90,338 shares issued and outstanding at July 31, 2006 and July 31, 2005, respectively	276,052	272,017
Accumulated other comprehensive income (loss)	(37)	354
Retained earnings	533,955	437,008
Total shareholders’ equity	809,970	709,379
Total liabilities and shareholders’ equity	$894,705	$793,528